EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBarge, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-53583, 33-31330, 33-108357, 33-124556, 33-62215 and 33-121031) on Form S-8 of LaBarge, Inc. and subsidiaries our reports dated August 31, 2007 with respect to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of July 1, 2007, and July 2, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows, for each of the years in the three-year period ended July 1, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2007 and the effectiveness of internal over financial reporting as of July 1, 2007, which reports appear in the July 1, 2007 annual report on Form 10-K of LaBarge, Inc.

Our report with respect to the consolidated financial statements refers to LaBarge, Inc. and subsidiaries adoption of the provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment,” effective July 4, 2005.

/s/KPMG LLP

St. Louis, Missouri

August 31, 2007